Exhibit 21

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

EXHIBIT 21 – list of the Company’s subsidiaries

Name of Subsidiary (As it is stated in its organizational document under which it does business)	State or Other Jurisdiction of Incorporation or Organization
Domestic:
Church & Dwight Chemical Products, Inc.	Delaware
Church & Dwight Company	Delaware

International:
Armkel Holding (Netherlands) B.V.	Netherlands
Armkel Canada (Netherlands) B.V.	Netherlands
Horner Pharmaceuticals Inc.	Canada
Church & Dwight Canada Corp.	Canada
Carter Products (Australia) Pty Ltd.	Australia
Quimica Geral do Nordeste S.A.	Brazil
Armkel Company (France) S.A.S.	France
Sofibel S.A.S.	France
Armkel Company (U.K.) Limited	United Kingdom
Church & Dwight (U.K.) Limited	United Kingdom
Brotherton Specialty Products Ltd.	United Kingdom
Church & Dwight de Mexico S. de R.L. de C.V.	Mexico
Armkel Company (Spain), S.r.l.	Spain
Icart, S.A.	Spain
Carter Products (N.Z.) Inc.	New Zealand

The Company’s remaining subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2004.